UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33091	36-4197635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 598-0030

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2009, GateHouse Media, Inc. (the “Company”) issued a press release announcing the appointment of Melinda A. Janik as the Company’s Senior Vice President and Chief Financial Officer, effective February 2, 2009 (“Start Date”). Ms. Janik, age 52, is a financial executive and CPA with more than 25 years of experience in private industry and public accounting. Most recently Ms. Janik served as an officer and Vice President and Controller of Paychex, Inc., a provider of payroll and human resource services, from March 2005 to January 2009. Prior to joining Paychex, Inc., she served as Senior Vice President and Chief Financial Officer for Glimcher Realty Trust, a mall Real Estate Investment Trust based in Columbus, Ohio, from July 2002 to March 2004. From February 1999 to July 2002 Ms. Janik was Vice President and Treasurer of NCR Corporation, a technology company based in Dayton, Ohio. She holds an MBA in finance and accounting and a bachelor’s degree in chemistry from the State University of New York at Buffalo.

The Company also announced on January 15, 2009, that Mark Maring, Interim Chief Financial Officer, Vice President of Investor Relations and Strategic Development of the Company, will remain with the Company as Treasurer and Vice President of Investor Relations and Strategic Development, effective February 2, 2009.

Ms. Janik and the Company entered into an arrangement and understanding with respect to Ms. Janik’s appointment by way of an offer letter (the “Offer Letter”). Prior to commencing her tenure as the Company’s Chief Financial Officer, Ms. Janik and the Company will execute an indemnification agreement in the form referenced in Exhibit 10.1 below (the “Indemnification Agreement”) whereby the Company will agree to indemnify Ms. Janik against certain claims, losses and causes of action. A summary of the material terms of such indemnification is contained in a Current Report on Form 8-K that the Company filed with the SEC on January 9, 2009, which summary is incorporated herein by reference.

Pursuant to the Offer Letter, Ms. Janik will initially be entitled to base salary at the annual rate of $275,000. Ms. Janik is eligible for an annual bonus (the “Bonus”) based on achievement of annually agreed upon goals, with the target bonus being 50% of base pay, payable in such combination of cash and shares of common stock of the Company (“Common Stock”) as determined by the Board of Directors, in its sole discretion under the GateHouse Media, Inc. Stock Incentive Plan (the “Plan”, or any similar or successor plan) (the stock portion of any such Bonus, the “Restricted Stock Grant”). Ms. Janik will receive, as soon as practicable after her Start Date, an initial grant of 100,000 shares of restricted Common Stock under the Plan (the “Initial Grant”). The Initial Grant will be subject to certain transfer and forfeiture restrictions and will vest ratably over three years, equally each year, on the anniversary of the grant date, and otherwise be subject to the terms and conditions of the Plan then in effect.

Ms. Janik will be entitled to all of the usual benefits offered to employees at the executive level, including vacation, sick time, participation in the Company’s medical, dental and insurance programs, as well as the ability to participate in the Company’s 401(k) retirement savings plan, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as from time to time in effect. Ms. Janik shall be entitled to not less than four (4) weeks paid vacation annually. Ms. Janik’s employment will be on an at-will basis.

In the event of involuntary not for cause termination or termination following a change in control, Ms. Janik shall be entitled to: (i) accrued but unpaid base salary and accrued and unused vacation pay through the date of such termination; (ii) an amount equal to twelve (12) months’ current base salary; (iii) the annual bonus including any declared bonus not yet paid; (iv) continuation of health benefits at the same levels until the earlier of (a) the time it takes to become eligible for benefits from a new employer or (b) twelve (12) months from the date of termination; (v) the immediate vesting of such portion of the Common Stock awarded pursuant to the Initial Grant and any additional Restricted Stock Grants that would have vested on the next anniversary date following the date of such termination, but in no event less than one-third (1/3) of the Common Stock subject to each of such grants shares; and (vi) if, termination occurs within twelve (12) months of a change in control, the immediate vesting of 100% of the remaining unvested shares of Common Stock subject to the Initial Grant and any additional Restricted Stock Grants.

Other than the Offer Letter and the Indemnification Agreement, there are no other arrangements or understandings between Ms. Janik and any other person(s) with respect to her appointment as the Company’s Senior Vice President and Chief Financial Officer. In addition, there has been no transaction, nor is there any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party in which Ms. Janik or any member of her immediate family, had or will have, a direct or indirect material interest.

Item 8.01	Other Events

On January 15, 2009, the Company issued a press release announcing the Board of Directors’ appointment of Ms. Janik as Senior Vice President and Chief Financial Officer. A copy of such press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
*10.1	Indemnification Agreement in the form previously filed.

99.1	Press Release dated January 15, 2009 of GateHouse Media, Inc.

*	Asterisk identifies a management contract and compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael Reed
Michael Reed
Chief Executive Officer

Date: January 15, 2009